Exhibit 99.1

        QUAKER FABRIC Reports First Quarter Financial Results

    FALL RIVER, Mass.--(BUSINESS WIRE)--April 20, 2005--QUAKER FABRIC CORPORATION (NASDAQ Symbol: QFAB) today reported net sales of $59.2 million, a net loss of ($3.1 million), and diluted and basic losses per share of ($0.18) for the three-month period ended April 2, 2005; compared to net sales of $84.4 million, net income of $2.4 million, and diluted and basic earnings per share of $0.14 and $0.15, respectively, for the corresponding period of fiscal 2004.
    "Weakness at the revenue line continues to be our biggest issue, with net sales for the quarter down 29.8%. Domestic and international fabric sales of $46.3 million and $7.2 million, respectively, were off 33.2% and 21.1%, respectively, versus last year - largely because of the continued strength of imported leather and faux suede products in the U.S. market, which has reduced demand for the woven fabrics we make, and general economic weakness in a number of the export markets we serve, particularly Europe and Mexico. Yarn sales, primarily into the craft yarn segment, remained very strong, however, with first quarter sales of $5.7 million," commented Larry Liebenow, Quaker's President and CEO.
    "We have been working diligently to reduce our costs, and our monthly financial performance so far this year reflects sequential improvement, however, most of the benefits associated with our cost-cutting efforts are not yet evident in our financials. Indeed, a number of non-recurring factors put substantial pressure on our first quarter margin performance, including significant increases in our raw material, overtime and inventory carrying costs related to Solutia's decision to exit the acrylic fiber business and the liquidation of Du-Re, both of which have historically been important suppliers for us. In addition, a number of other expenses related to our overall cost reduction and refinancing efforts also hit the P&L during the first quarter, including various banking and professional fees, as well as certain one-time charges associated with the reduction in force we completed during the quarter. Moving our numbers in the other direction was an adjustment in certain assumptions used to value benefits due Quaker's executives under the terms of our non-qualified deferred compensation plan, as well as a waiver of certain accrued plan benefits by four senior officers of the company, including me, that together reduced the company's first quarter net loss by approximately $337,000 or $0.02 per share, but that are not expected to have a material effect on the company's financial results going forward," Mr. Liebenow continued.
    "New orders during the first quarter were down 15.2%, however, we ended the quarter with an order backlog valued at approximately $28.0 million, compared to $14.6 million at year-end 2004 and $25.8 million at the end of last year's first quarter," added Mr. Liebenow.
    "Because of our disappointing financial performance over the past several quarters, we are currently operating with the benefit of waivers from our two principal lenders with respect to certain of the financial covenants in our loan documents. We have been working to put new financing arrangements in place, and the commitment letter from Bank of America, N.A. that we executed earlier this week reflects the achievement of an important milestone in this process," Mr. Liebenow said.
    Mr. Liebenow continued, "We are continuing to focus on building volume in all of the markets we have traditionally served, including the development and introduction of new sueded products for the residential market intended to compete with the faux suede products coming into the U.S. - and a program to further expand our residential business by distributing certain imported fabrics that we don't have the equipment to make ourselves. We are also moving forward with a brand-new and very aggressive program to penetrate the outdoor furniture segment. We are using the results of the market study we commissioned late last year to refine our market-facing strategies and are generally encouraged by the response our newest product introductions received at this month's High Point Furniture Market which is just now winding down."
    "Looking ahead, we anticipate that our margin performance should begin to benefit shortly from the effects of the price increase we announced last month and the aggressive cost-cutting measures we implemented during the first quarter. We also believe that the raw material sourcing issues that affected our costs and service levels during the first quarter are largely behind us, that our cost structure is now consistent with current demand and that the additional product/market initiatives needed to achieve our longer-term objectives are in place. We look forward to tackling the challenges that lie ahead as we continue to do our very best to serve our customers, shareholders, employees and other stakeholders well," Mr. Liebenow concluded.
    Quaker Fabric Corporation is a leading manufacturer of woven upholstery fabrics for furniture markets in the United States and abroad, and the largest producer of Jacquard upholstery fabric in the world. For the year ended January 1, 2005, the Company had net sales of $289.1 million, a net loss of ($2.0 million), and diluted and basic losses per share of ($0.12).
    THIS PRESS RELEASE CONTAINS "FORWARD LOOKING STATEMENTS," AS THAT TERM IS DEFINED IN THE FEDERAL SECURITIES LAWS. THE READER IS CAUTIONED THAT SUCH STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND THAT, AS A RESULT OF VARIOUS FACTORS, INCLUDING, BUT NOT LIMITED TO, THE LEVEL OF CUSTOMER DEMAND FOR THE COMPANY'S PRODUCTS, HIGHER THAN ANTICIPATED COSTS, ANY INTERRUPTION IN THE SUPPLY OF RAW MATERIALS USED BY THE COMPANY AND LOWER THAN ANTICIPATED PRODUCTION RATES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED. FOR A FURTHER DISCUSSION OF THESE FACTORS, SEE THE COMPANY'S 2004 FORM 10-K.


                      QUAKER FABRIC CORPORATION

                  CONSOLIDATED FINANCIAL STATEMENTS
                (In thousands, except per share data)

                         STATEMENTS OF INCOME

                                           First Quarter Ended

                                       April 2,  April 3,   Percent
                                           2005      2004    Change
                                       --------- --------- --------

Net sales                               $59,215   $84,384   (29.8)%
Cost of products sold                    51,534    65,689

                                       --------- ---------
Gross margin                              7,681    18,695   (58.9)%
Selling, general and admin. expenses     12,149    14,025
                                       --------- ---------
Operating income (loss)                  (4,468)    4,670  (195.7)%
Other expenses
    Interest expense                        748       847
    Other expenses (income)                  88       (16)
                                       --------- ---------
Income (loss) before provision for
 income taxes                            (5,304)    3,839  (238.2)%
Provision (benefit) for income taxes     (2,214)    1,401
                                       --------- ---------
Net income (loss)                       ($3,090)   $2,438  (226.7)%
                                       ========= =========
Earnings (loss) per common share -
 basic                                   ($0.18)    $0.15  (220.0)%
                                       ========= =========
Weighted average shares outstanding -
 basic                                   16,826    16,810
                                       ========= =========
Earnings (loss) per common share -
 diluted                                 ($0.18)    $0.14  (228.6)%
                                       ========= =========

Weighted average shares outstanding -
 diluted                                 16,826    17,307
                                       ========= =========

Other data:
------------------------------------
Gross profit margin                        13.0%     22.2%
S.G. & A. as a percentage of net sales     20.5%     16.6%
Operating margin                           -7.5%      5.5%
Net margin                                 -5.2%      2.9%
Order backlog                           $27,969   $25,829

                         CONDENSED BALANCE SHEETS

                                       April 2,   Jan. 1,
                                         2005      2005
                                       --------- ---------

Assets
  Current assets:
     Cash and cash equivalents           $1,588    $4,134
     Accounts receivable                 39,682    40,708
     Inventories                         49,591    43,533
     Prepaid expenses and other
      current assets                     12,031    12,130
                                       --------- ---------
      Total current assets              102,892   100,505

  Property, plant and equipment, net    154,962   158,480
  Goodwill, net of amortization           5,432     5,432
  Other assets                            2,383     2,088
                                       --------- ---------
                                       $265,669  $266,505
                                       ========= =========

Liabilities and Stockholders' Equity
  Current liabilities                   $71,152   $67,197
  Deferred income taxes and other
   liabilities                           31,077    32,816
  Stockholders' equity                  163,440   166,492
                                       --------- ---------
                                       $265,669  $266,505
                                       ========= =========

This document contains "forward looking statements," as that term is defined in the federal securities laws. The reader is cautioned that such statements are not guarantees of future performance and that, as a result of various factors, including, but not limited to, the level of customer demand for the Company's products, higher than anticipated costs and lower than anticipated production rates, actual results may differ materially from those projected. For a further discussion of these factors, see the Company's 2004 10-K.

    CONTACT: QUAKER FABRIC CORPORATION
             Larry A. Liebenow, 508-646-2264
             or
             Paul J. Kelly, 508-646-2251
             or
             Cynthia L. Gordan, 508-646-2261